For Immediate Release

U.S. Concrete Enters Houston, San Antonio and Austin Markets and Expands Product Offerings with Acquisition of Custom-Crete

EULESS, Texas, October 21, 2014 – U.S. Concrete, Inc. (NASDAQ:USCR) announced today that its wholly owned subsidiary, Redi-Mix, LLC, acquired the assets of Custom-Crete from Oldcastle Architectural, Inc., a wholly owned subsidiary of CRH plc (NYSE: CRH). The acquisition includes 11 volumetric ready-mixed concrete facilities located primarily in Dallas/Fort Worth, Houston, San Antonio and Austin, as well as 61 volumetric ready-mixed concrete trucks.

Entering the Houston, San Antonio and Austin markets expands Redi-Mix's presence into all of the major metropolitan markets in Texas. The addition of the volumetric ready-mixed concrete locations also allows Redi-Mix to better serve existing customers and gain additional customers through new product line offerings.

"Serving the top four urban markets in Texas is an exciting step for U.S. Concrete," said President and Chief Executive Officer, William J. Sandbrook. "I am extremely pleased that we are entering new, high growth markets and adding additional products to better serve our customers. We welcome the Custom-Crete employees, with their strong safety culture and commitment to excellence, to the U.S. Concrete family."

#

About Custom-Crete

Custom-Crete is the largest volumetric concrete producer in Texas and has served the market for over 40 years. Custom-Crete operates in a specialty area of the concrete supply market with volumetric trucks that mix concrete to the customer's specification on site, better serving smaller jobs and specialized applications, and allowing flexibility for servicing remote job locations.

About U.S. Concrete

U.S. Concrete serves the construction industry in several major markets in the United States through two business segments: ready-mixed concrete and aggregate products. The Company has 118 standard ready-mixed concrete plants, 11 volumetric ready-mixed concrete facilities, and 10 producing aggregates facilities. During 2013, U.S. Concrete produced approximately 5.2 million cubic yards of ready-mixed concrete and approximately 3.6 million tons of aggregates. For more information on U.S. Concrete, visit www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS This press release contains various forward-looking statements and information that are based on management's belief, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to, statements regarding: the stability of the business; ready-mix backlog; ability to maintain our cost structure; ability to maximize liquidity, monitor fixed costs, manage variable costs, control capital spending and monitor working capital usage; and the adequacy of current liquidity. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather conditions; the availability and pricing of raw materials; the availability of refinancing alternatives; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission, including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent Quarterly Reports on Form 10-Q. # # # Company Contact: Matt Brown, SVP & CFO U.S. Concrete, Inc. 817-835-4105